August 11, 2016

CERTIFICATE OF TABULATION

ICON Natural Resources Fund
5299 DTC Boulevard, Suite 1200
Greenwood Village, CO 80111

Re: ICON Natural Resources Fund

We hereby certify that, as of close of business on June 1, 2016 the records supplied to us show 5,934,557,648 shares of ICON Natural Resources Fund in respect to the Special Meeting of Shareholders of said fund to be held on August 11, 2016.

Boston Financial Data Services has tabulated 3,017,989.621 shares, which is 50.855% of the outstanding shares. A breakdown of the vote, by proposal, is attached.

At your request, we have tabulated the proxies received, but do not guarantee the authenticity of the signatures thereon, or assume any responsibility for the legality of any proxy.

Sincerely,
Boston Financial Data Services

Doreen B. Hudson
Client Services Officer

Enclosures

TEL 888.772.2337 | WWW.BOSTONFINANCIAL.COM

SHAREHOLDER RESPONSE SUMMARY REPORT
August 11, 2016
ICON FUNDS
ICON NATURAL RESOURCES FUND

BOSTON FINANCIAL
DATA SERVICES

	No. of Shares	% of Outstanding Shares	% of Shares Present

1 To approve and understand that the Fund's Investment Restrictions and designation as a sector fund which "concentrates its investments in the industries or groups of industries included within the sector(s)" allows the Fund to concentrate within the Natural Resources space in sectors in an amount determined by the Adviser in the Adviser's sole discretion

	No. of Shares	% of Outstanding Shares	% of Shares Present
Affirmative	2,689,700.028	45.323%	89.122%
Against	268,515.240	4.525%	8.897%
Abstain	59,774.353	1.007%	1.981%
Total	3,017,989.621	50.855%	100.000%

SHAREHOLDER RESPONSE SUMMARY REPORT

August 11, 2016

ICON FUNDS

ICON NATURAL RESOURCES FUND

BOSTON FINANCIAL
DATA SERVICES

** FUND TOTALS	SHARES
RECORD TOTAL:	5,934,557.646
SHARES VOTED:	3,017,989.621
PERCENT PRESENT:	50.855%